FOR IMMEDIATE RELEASE

LCC Contact:
Nancy Feeney
Director of Marketing Communications
and External Relations
nancy_feeney@lcc.com
+1 703.873.2077

LCC International Receives Extension from NASDAQ

MCLEAN, VIRGINIA, June 26, 2007 — LCC International, Inc., (NASDAQ: LCCI) announced today that it has been granted an extension for continued listing on the NASDAQ Stock Market in a letter dated June 25, 2007 from the NASDAQ Listing Qualifications Panel (the “Panel”). The Company’s continued listing is subject to the Company filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by August 14, 2007, and filing its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 by September 24, 2007. The Panel noted that the September 24, 2007 date for filing the March 31, 2007 Form 10-Q represents the full extent of the Panel’s authority to grant an exception date for filing the March 31, 2007 Form 10-Q and has advised the Company that should it be unable to meet the deadline for such filing such Form 10-Q, the Company’s shares may be delisted from the NASDAQ Stock Market unless the NASDAQ Listing Council would call the case for review and stay the delisting. At the present time, the Company expects to be able to comply with the Panel’s conditions for continued listing of the Company’s securities.

About LCC International, Inc.

LCC International (NASDAQ: LCCI) is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. Our service offering includes network services, business consulting, tools-based solutions, and training through our world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. We bring local knowledge and global capabilities to our customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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